Exhibit 10.30

AMENDMENT TO

INVESTOR RELATIONS CONSULTING AGREEMENT

This AMENDMENT TO INVESTOR RELATIONS CONSULTING AGREEMENT (the “Amendment”) is entered as of May 9, 2012 by and between Prospect Global Resources Inc. (the “Company”) and COR Advisors LLC (the “IR Consultant”) to amend the Investor Relations Consulting Agreement originally entered between the same parties as of July 5, 2011 (the “Agreement” and collectively the “Amended Agreement”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and IR Consultant hereby amend and modify the Agreement as set forth below. All terms of the Agreement not modified by this Amendment shall remain legally effective.

1. One-Time Bonus.  For additional services rendered not contemplated in the initial Agreement, upon the listing of the Company on a national securities exchange, IR Consultant shall receive a one time bonus of forty thousand (40,000) shares of common stock to be paid within thirty days of achievement of the listing.

2. Term. The Term of the Agreement shall automatically renew for consecutive one year periods (the “Renewal Periods”) on each anniversary of the effective date of the Agreement, if (i) either the Company or IR Consultant provides written notice to the other party of their election to renew the agreement at least forty-five (45) days prior to the next upcoming renewal date and (ii) neither party provides the other party written notice of termination as of the end of the current term no less than fifteen (15) days prior to the next upcoming renewal date. Such notice shall be via email or postal mail and shall be deemed received on the date of delivery. In the event that the term of the Agreement is renewed, the Company shall issue IR Consultant additional consideration equal to three hundred thousand (300,000) shares of common stock to be issued to IR Consultant with seventy-five thousand shares (75,000) to be issued at the end of each quarter during the renewal period.   Upon any Change of Control transaction (as defined below) the remaining shares to be issued for the term shall become immediately due and payable.  To the extent that there is not a Change of Control transaction and the Company is no longer publicly traded or has fewer than one hundred (100) investors, the IR Consultant shall be due the pro rata amount of share owed for the time period from the beginning of the prior term to the date the company is no longer public. A “Change of Control” transaction shall be any transaction or series of transactions that results in the sale of the Company or the issuance of common stock or securities convertible into common stock that in the aggregate would result in a a majority of the Company’s shares being owned or controlled by new investors or the change in a majority of the Company’s Board of Directors as constituted on the date hereof.

3. Renewal.  The execution of this Amendment shall serve as the mutual agreement of the Company and IR Consultant to renew the term of the Agreement for the period from July 5, 2012 to July 4, 2013.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:
Prospect Global Resources Inc.

By:	/s/ Wayne Rich
Wayne Rich, Chief Financial Officer

IR CONSULTANT:
COR Advisors LLC

By:	/s/ Steven Sugarman
Steven Sugarman, Manager